Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Iconix Brand Group, Inc.

New York, New York

We hereby consent to the incorporation by reference in this Registration Statement of our report dated March 30, 2016, except for the last paragraph of Note 21, which is April 4, 2016, relating to the consolidated financial statements and our report dated March 30, 2016 relating to the financial statement schedule, which are incorporated by reference in this Registration Statement. We also consent to the inclusion of our report on the effectiveness of internal control over financial reporting, which expresses an adverse opinion on the effectiveness of the Company’s internal control over financial reporting as of December 31, 2015.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ BDO USA, LLP

New York, New York

December 9, 2016